Exhibit 4.10

Third Amended and Restated Equity Pledge Agreement

This Third Amended and Restated Equity Pledge Agreement (“Agreement”) is executed on 14 November 2024 in Beijing, the People’s Republic of China (“PRC”) by and among the following Parties:

Party A:

Beijing Niudian Information Technology Co., Ltd.，a limited liability company established and existing under the laws of the PRC, with its registered address at Room 1102, 11/F, Building 3, No. 10 Wangjing Street, Chaoyang District, Beijing. (“Pledgee”).

Party B:

Yi’nan Li, a PRC citizen, with Identification Card No: 420111197006045512；Token Yilin Hu, a PRC citizen, with Identification Card No: 341204198410220033；Changlong Sheng, a PRC citizen, with Identification Card No: 321002197604111511. (collectively, “Pledgors”).

Party C:

Beijing Niudian Technology Co., Ltd.，a limited liability company established and existing under the laws of the PRC, with its registered address at Room 302, Building 1, No. 195 Courtyard, Huilongguan East Street, Changping District, Beijing.

In this Agreement, Pledgee, Pledgors and Party C are individually referred to as a “Party”, and collectively referred to as the “Parties”.

Whereas,

1.

Pledgors are PRC citizens. Party C is a limited liability company registered in Beijing, PRC. The Pledgors are all shareholders of Party C, with a total capital contribution of RMB 40,714,285. Party C acknowledges the respective rights and obligations of Pledgors and Pledgee under this Agreement and agrees to provide any necessary assistance in registering the Pledge.

2.

On 27 May 2015, Party A, Party B, Yuqin Zhang, Mingming Huang, Shichun Wu and Party C signed an Equity Pledge Agreement; On 11 June 2018, Party A, Party B, Yuqin Zhang, Mingming Huang, Shichun Wu and Party C signed an Amended and Restated Equity Pledge Agreement; On 20 July 2018, Party A, Party B,, Yuqin Zhang, Mingming Huang, Shichun Wu and Party C signed an Amended and Restated Equity Pledge Agreement; On 27 February 2020, Party A, Party B,, Yuqin Zhang, Mingming Huang and Party C signed a Second Amended and Restated Equity Pledge Agreement (“Original Agreements”).

3.

Pledgee is a wholly foreign owned enterprise registered in Beijing, PRC. On 20 July 2018, Pledgee and Party C signed an Amended and Restated Exclusive Business Cooperation Agreement (“Exclusive Business Cooperation Agreement 1”); Pledgee and Jiangsu Xiaoniu Diandong Technology Co., Ltd. signed an Amended and Restated Exclusive Business Cooperation Agreement (“Exclusive Business Cooperation Agreement 2”); On 27 February 2020, Pledgee, Pledgors, Party C, and Niu Technologies, the indirect holder of 100% equity in Pledgee (“Cayman Company”), signed a Second Amended and Restated Exclusive Option Agreement; On 14

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November 2024, Pledgee, Pledgors, Party C, and Cayman Company signed a Third Amended and Restated Exclusive Option Agreement (“Exclusive Option Agreement”). On 20 July 2018, Yi’nan Li, Yuqin Zhang and Changlong Sheng each signed a Power of Attorney; on 27 February 2020, Token Yilin Hu signed a Power of Attorney granting Cayman Company authorization; on 14 November 2024, Changlong Sheng signed a Power of Attorney granting Cayman Company authorization (collectively “Power of Attorneys”, which collectively with the Exclusive Business Cooperation Agreement 1, Exclusive Business Cooperation Agreement 2, the Exclusive Call Option Agreement and this Agreement are “Control Agreements”).

4.

To ensure that Pledgee collects all payments due and payable by Party C, including without limitation the consulting and service fees, from Party C, and to ensure that Party C and Pledgors perform other obligations under the Exclusive Business Cooperation Agreement 1, Exclusive Business Cooperation Agreement 2, Exclusive Call Option Agreement, Power of Attorneys and this Agreement, Pledgors hereby pledge all of the equities they hold in Party C as security for the performance of obligations under the Exclusive Business Cooperation Agreement, Exclusive Call Option Agreement, Power of Attorneys and this Agreement.

1.	Definitions

Unless otherwise provided herein, the terms below shall have the following meanings:

1.1

“Pledge” refers to the security interest granted by Pledgors to Pledgee pursuant to Article 2 of this Agreement, i.e., the right of Pledgee to be compensated on a preferential basis by conversion, auction or sale of the Equity.

1.2	“Equity” refers to all of the equities in Party C now lawfully held and hereafter acquired by Pledgors as set forth in Article 2.1.
1.3	“Term of Pledge” refers to the term set forth in Article 3 of this Agreement.
1.4

“Contract Obligations” refers to all of the obligations of Pledgors and Party C under the Exclusive Business Cooperation Agreement, Exclusive Call Option Agreement, Power of Attorneys and this Agreement (including without limitation, payment of the consulting and service fees to Pledgee when they are due and payable under the Exclusive Business Cooperation Agreement, whether at stated maturity, by acceleration or otherwise).

1.5

“Secured Obligations” refers to all direct, indirect and consequential losses and loss of predictable profits incurred by Pledgee due to any Event of Default of Pledgors and/or Party C. Amounts of such losses are based on, including without limitation, Pledgee’s reasonable business plan and earnings expectations, as well as all of the expenses incurred by Pledgee in procuring Pledgors and/or Party C to perform their Contract Obligations.

1.6	“Event of Default” refers to any of the circumstances set forth in Article 7 of this Agreement.
1.7	“Notice of Default” refers to the notice issued by Pledgee in accordance with this Agreement declaring an Event of Default.

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2.	Pledge
2.1

As security for the prompt and complete performance of the Contract Obligations and repayment of the Secured Obligations of Pledgors and Party C, Pledgors hereby pledge to Pledgee, in first priority, their equity in Party C (including Party C’s registered capital (capital contribution) currently owned by Pledgors and all relevant equity interests, as well as other registered capital (capital contribution) and all relevant equity interests that may be obtained by Pledgors in the future) (“Equity”). As of the date of this Agreement, the Equity used by Party B for the pledge is all of their equity in Party C which corresponds to 100% of Party C’s registered capital, i.e., RMB 40.7 million.

Details regarding the Pledge of each Pledgor are as follows:

No.	Pledgors	Amount of Equity Pledged (RMB)	Percentage of Pledge
1	Yi’nan Li	2,035,714	5.00%
2	Token Yilin Hu	36,535,713	89.74%
3	Changlong Sheng	2,142,858	5.26%
Total	/	40,714,285	100.00%

2.2

The Parties understand and agree that the maximum amount of the Secured Obligations hereunder is RMB 4,023,000,000. During the term hereof, Pledgee may adjust the maximum amount of the Secured Obligations when necessary (including in case of variation in the valuation of the Secured Obligations and the monetary value of the Equity) by amending and supplementing this Agreement upon mutual agreement prior to the Settlement Date (as defined below). The maximum amount of the Secured Obligations for each Pledgor will be calculated based on their respective shareholding percentage in Party C.

2.3

Upon the occurrence of any of the events below (each an “Event of Settlement”), the Secured Obligations shall be determined at the total of all Secured Obligations that are due, outstanding and payable to Pledgee on or immediately prior to the date of such occurrence (“Fixed Obligations”):

(a)	any other Control Agreements is terminated pursuant to the provisions thereunder;
(b)	an Event of Default under Article 7 occurs and remains unresolved, which results in Pledgee serving a Notice of Default to Pledgors pursuant to Article 7.3;
(c)	upon due enquiries, Pledgee reasonably determines that Pledgors and/or Party C is insolvent or could become insolvent; or
(d)	any other event that requires the determination of the Secured Obligations in accordance with applicable PRC laws.
2.4

For the avoidance of doubt, the date of the occurrence of an Event of Settlement shall be the settlement date (“Settlement Date”). Pledgee shall be entitled, at the election of the Pledgee, to enforce the Pledge in accordance with Article 8 on or after the Settlement Date.

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2.5

Pledgee is entitled to collect dividends or other distributions arising from the Equity during the Term of the Pledge. Pledgors may not be entitled to any dividends or other distributions arising from the Equity unless Pledgee has given prior written consent. After deducting the individual income taxes payable by Pledgor, the dividends or other distributions distributed to Pledgors with respect to the Equity shall, at Pledgee’s request, (1) be deposited into the account designated by Pledgee under Pledgee’s custody and used to secure the Contract Obligations and repay the Secured Obligations first; or (2) be given unconditionally to Pledgee or the person designated by Pledgee to the extent permitted by law.

2.6

Pledgors may increase their capital contribution to Party C upon Pledgee’s prior written consent. Pledgors’ increased capital contribution in the registered capital as a result of their additional capital contribution shall be included in the equity pledged under this Agreement.

2.7

If Party C is required to be dissolved or liquidated under mandatory provisions of PRC law, upon Party C’s dissolution or liquidation in accordance with law, any benefits distributed to Pledgors from Party C in accordance with law shall, at Pledgee’s request, (1) be deposited into the account designated by Pledgee under Pledgee’s custody and used to secure the Contract Obligations and repay the Secured Obligations first; or (2) be given unconditionally to Pledgee or the person designated by Pledgee to the extent permitted by law.

3.	Term of Pledge
3.1

The Pledge shall become effective as of the date when it is registered with the local administration for market regulation (“Registration Authority”) in the place of Party C. The term of the Pledge (“Term of Pledge”) shall end when the last batch of Contract Obligation and Secured Obligation secured by the Pledge is fully fulfilled or repaid. The Parties agree that, promptly after the execution of this Agreement, Pledgors and Party A shall submit their application for equity pledge registration with the Registration Authority in accordance with the Measures on Equity Pledge Registration with the Administration for Industry and Commerce. The Parties further agree that within fifteen (15) days of formal acceptance by the Registration Authority of the equity pledge application, Pledgors and Party C shall complete the equity pledge registration and obtain the registration notice issued by the Registration Authority. The Parties acknowledge that in order to complete the equity pledge registration, the Parties shall submit this Agreement or an equity pledge agreement reflecting the Pledge hereunder and signed in the form as required by the local Registration Authority (“Equity Pledge Agreement for Registration”) to the Registration Authority at the place of Party C. Anything not stated in the Equity Pledge Agreement for Registration will be governed by this Agreement. Pledgors and Party C shall submit such necessary documents and undertake such necessary procedures as required by PRC laws and applicable requirements of the Registration Authority to ensure the Pledge is registered as soon as possible after submission.

3.2

During the Term of Pledge, if Company fails to perform the Contract Obligations or repay the Secured Obligations as agreed, Pledgee shall have the right, but not the obligation, to dispose of the Pledge in accordance with the provisions of this Agreement.

4.	Custody of Records for Equity subject to Pledge

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4.1

During the Term of Pledge set forth in this Agreement, Pledgors shall deliver to Pledgee’s custody the originals of the capital contribution certificate for the Equity and the register of shareholders stating the Pledge (and other documents reasonably requested by Pledgee, including without limitation the pledge registration notice issued by relevant Registration Authority) within one week of the date the Pledge is registered. Pledgee shall maintain custody of such items during the entire Term of Pledge set forth in this Agreement.

5.	Representations and Warranties of Pledgors and Party C

Pledgors Represent and Warrant to Pledgee as follows:

5.1

Pledgors are the sole legal and beneficial owner of the Equity. Unless otherwise being subject to other agreements entered into by Pledgors and Pledgee, Pledgors have legal, complete and full ownership of the Equity.

5.2	Pledgee shall have the right to dispose of and transfer the Equity in accordance with the provisions set forth in this Agreement.
5.3

Except for the Pledge, Pledgors have not placed any security interest or other encumbrance on the Equity. There are no disputes over the ownership of the Equity. The Equity is not seized or subject to any other legal proceedings or similar threats, and is good for pledging and transfer under applicable laws.

5.4

Pledgors’ execution of this Agreement and exercise of their rights under this Agreement (or fulfillment of their obligations under this Agreement) will not breach any laws, regulations, and agreements or contracts to which Pledgors are a party, or any covenant Pledgors have made to any third parties.

5.5	All documents, materials, statements and certificates provided by Pledgors to Pledgee are accurate, true, complete and valid.

Party C Represents and Warrants to Pledgee as follows:

5.6

Party C is a limited liability company registered and legally existing under PRC laws. Party C has the qualification of an independent legal person and has complete and independent legal status and the legal capacity to sign, deliver and fulfill this Agreement.

5.7	Upon due execution by Party C, this Agreement constitutes legal, effective and binding obligations on Party C.
5.8

Party C has the complete internal right and authorization to sign and deliver this Agreement and all other documents relating to the transactions contemplated under this Agreement. Party C has the complete right and authorization to complete the transactions contemplated under this Agreement.

5.9	Regarding the assets owned by Party C, there are no security interests or any other encumbrance that are substantial and may impact the Pledgee’s right and interests in the Equity (including without limitation transfer of any of Party C’s intellectual

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property rights or any assets with a value higher than RMB 100,000, or any encumbrance on the ownership or right to use of such assets).

5.10

There are no pending (or, to the knowledge of Party C, threatening) litigation, arbitration or other legal proceedings in any court or arbitration tribunal against the Equity, Party C or its assets, and there are no pending (or, to the knowledge of Party C, threatening) administrative proceedings or penalties in any government authorities or administrative bodies, against the Equity, Party C or its assets, which may materially and adversely impact Party C’s economic condition or the Pledgors’ ability to fulfill their obligations and guarantee liabilities under this Agreement.

5.11	Party C hereby agrees that it is jointly and severally liable to Pledgee for any and all representations and warranties made by Pledgors under this Agreement.
5.12

Party C hereby warrants to Pledgee that, at any time and under any circumstances prior to the complete fulfillment or settlement of the Contract Obligations or Secured Obligations, the aforementioned representations and warranties are true and accurate and will be fully complied with.

6.	Covenants and Further Agreements of Pledgors and Party C

The covenants and further agreements of Pledgors are set forth below

6.1	Pledgors hereby covenant to Pledgee, that during the term of this Agreement, Pledgors shall:
6.1.1

not transfer or agree to transfer by others of all or any part of the Equity, place or permit the existence of any security interest or other encumbrance that may affect the Pledgee’s rights and interests in the Equity, without the prior written consent of Pledgee, except for the performance of the Exclusive Call Option Agreement executed by Pledgor, Pledgee and Party C on 14 November 2024;

6.1.2

comply with the provisions of all laws and regulations applicable to the pledge of rights, and within 5 days of receipt of any notice, order or recommendation issued or prepared by relevant competent authorities (or any other relevant parties) regarding the Pledge, present the aforementioned notice, order or recommendation to Pledgee, and shall comply with the aforementioned notice, order or recommendation or submit objections and representations with respect to the aforementioned matters upon Pledgee’s reasonable request or upon consent of Pledgee; and

6.1.3

promptly notify Pledgee of any event or notice received by Pledgors that may have an effect on Pledgee’s rights to the Equity or any portion thereof, as well as any event or notice received by Pledgors that may have an effect on any warranties and other obligations of Pledgors arising out of this Agreement.

6.2

Pledgors agree that the rights acquired by Pledgee in accordance with this Agreement with respect to the Pledge shall not be interrupted or damaged by Pledgors or any heirs or representatives of Pledgors or any other persons through any legal proceedings.

6.3	To protect or perfect the security interest granted under this Agreement, Pledgors

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hereby undertake to execute in good faith and to cause other parties who have an interest in the Pledge to execute all certificates, agreements, deeds and/or covenants required by Pledgee. Pledgors also undertake to take and to cause other parties who have an interest in the Pledge to take actions required by Pledgee, to facilitate the exercise by Pledgee of its rights and authorization granted by this Agreement, and to enter into all relevant documents regarding ownership of the Equity with Pledgee or designee(s) of Pledgee (natural/legal persons). Pledgors undertake to provide Pledgee within a reasonable period time with all notices, orders and decisions regarding the Pledge that are required by Pledgee.

6.4

Pledgors hereby undertake to Pledgee that they will comply with and perform all warranties, covenants, agreements, representations and conditions under this Agreement. In the event of failure or partial performance of their warranties, covenants, agreements, representations and conditions, Pledgors shall indemnify Pledgee for all losses resulting therefrom.

6.5

the equity pledged under this Agreement is, for any reason, subject to mandatory measures imposed by court or other government authorities, Pledgors shall use their best efforts to release such mandatory measures imposed by court or other government authorities, including without limitation providing the court with other kinds of security or taking other measures.

6.6

If there is a possibility that the value of the Equity will be decreased, and such decrease is sufficient to harm the rights of Pledgee, Pledgee may request Pledgors to provide additional collateral or security. If Pledgors refuse to provide such collateral or security, Pledgee may, at any time, put the Equity up for auction or sell the Equity, and use the monies obtained from such auction or sale to settle the Secured Obligations in advance or put such monies under custody; all expenses therefore occurred shall be borne by Pledgor.

6.7

Without the prior written consent from Pledgee, Pledgors and/or Party C shall not (by themselves or assist others to) increase, decrease or transfer the registered capital of Party C (or their capital contributions to Party C) or impose any encumbrances on it (including the Equity). Subject to the foregoing provisions, any equity that is registered and obtained by Pledgors subsequent to the date of this Agreement shall be referred to as “Additional Equity”. Pledgors and Party C shall, immediately after Pledgors obtain the Additional Equity, enter into with Pledgee supplemental equity pledge agreement for the Additional Equity, cause the board of directors and meeting of shareholders of Party C to approve the supplemental equity pledge agreement, and deliver to Pledgee all documents necessary for the supplemental equity pledge agreement, including without limitation (a) the original shareholders’ capital contribution certificate issued by Party C relating to the Additional Equity; and (b) the verified photocopy of the capital contribution verification report issued by a certified public accountant in PRC regarding the Additional Equity. Pledgors and Party C shall, in accordance with Article 3.1 of this Agreement, undertake the pledge registration procedures relating to the Additional Equity.

6.8

Unless otherwise instructed by Pledgee in writing, Pledgors and/or Party C agree that, if part of or all of the Equity is transferred between Pledgors and any third parties (“Transferee of the Equity”) in violation of this Agreement (including by division and succession), then Pledgors and/or Party C shall ensure that the Transferee of the Equity will unconditionally acknowledge the Pledge and undertake necessary

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procedures for modification of the registration of the Pledge (including without limitation signing relevant documents) so as to ensure the continued existence of the Pledge.

6.9

If Pledgee provides Company with loans, Pledgors and/or Company agree to pledge the Equity to Pledgee as collateral of such additional loans, and to effect procedures as soon as possible in accordance with laws, regulations or local practice (if any), including without limitation executing relevant documents and completing registration procedures for creating (or modifying) a pledge.

The covenants and further agreements of Party C are set forth below.

6.10

If, for the execution and performance of this Agreement and the Pledge under this Agreement, it is necessary to obtain any third party consent, approval, waiver or authorization, any governmental approval, license or waiver, or complete registration or filing procedures with any government authorities (as required by the law), then Party C will use its best efforts to assist in obtaining the same and cause the same to remain in effect during the term of this Agreement.

6.11

Without prior written consent of Pledgee, Party C will not assist or allow Pledgors to create any new pledges or grant other security interests over the Equity, nor will Party C assist or allow Pledgors to transfer the Equity

6.12	Party C agrees to, jointly with Pledgor, strictly comply with Article 6.7, Article 6.8 and Article 6.9 of this Agreement.
6.13

Without prior written consent of Pledgee, Party C shall not transfer its assets, create or allow the existence of, any security interests or encumbrances on its assets that may affect the Pledgee’s rights and interests in the Equity (including without limitation transfer of any of Party C’s intellectual property rights or any assets with a value higher than RMB 100,000, or any encumbrance on the ownership or right to use of such assets).

6.14

Where there is litigation, arbitration or any other claims, which may adversely affect Party C, the Equity, or the Pledgee’s interests under the Control Agreements, Party C undertakes that it will, as soon as possible, send written notice promptly to Pledgee and take all necessary measures to protect Pledgee’s pledge interests in the Equity at reasonable requests of Pledgee.

6.15	Party C shall not conduct or allow any acts or actions that may adversely affect Pledgee’s interests or the Equity under the Control Agreements.
6.16

Party C shall, during the first month of each calendar quarter, provide Pledgee with its financial statements for the preceding quarter, including without limitation its balance sheets, profit statements and cash flow statements.

6.17

Party C undertakes that it will, pursuant to Pledgee’s reasonable requests, take all necessary measures and sign all necessary documents so as to ensure Pledgee’s pledge interests over the Equity and exercise and realization thereof.

6.18	If the exercise of the Pledge under this Agreement results in any transfer of the Equity, Party C warrants that it will take all measures to effect such transfer.

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6.19

Party B shall independently, and cause other shareholders of Party C to, within three months prior to the expiration of Party C’s business term, effect and complete procedures for registration of extension of business term to maintain the effect of this Agreement.

7.	Event of Default
7.1	Any of the following circumstances shall be deemed an Event of Default:
7.1.1

Party C fails to pay in full any of the consulting and service fees payable under the Exclusive Business Cooperation Agreement, or fail to repay its loan or breaches any other obligations of Party C under the Control Agreements;

7.1.2	Any representation or warranty by Pledgors in Article 5 of this Agreement contains material misrepresentations or errors, and/or Pledgors violate any of the warranties in Article 5 of this Agreement;
7.1.3	Pledgors and Party C fail to complete the registration of the equity pledge with the Registration Authority as set forth in Article 3.1;
7.1.4	Pledgors and Party C breach any provisions of this Agreement;
7.1.5	Except as expressly provided under Article 6.1.1, Pledgors transfer, purport to transfer or abandon the equity pledged or assign the equity pledged without the written consent of Pledgee;
7.1.6

Any of Pledgors’ loans, warranties, indemnifications, covenants provided or any other debts or liabilities owed to any third party (1) become accelerated for repayment or performance due to default on the part of Pledgor; or (2) become due but are not capable of being repaid or performed in a timely manner;

7.1.7	Any approval, license, permit or authorization of government authorities that makes this Agreement enforceable, legal and effective is withdrawn, suspended, invalidated or substantively changed;
7.1.8	The promulgation of applicable laws renders this Agreement illegal or renders it impossible for Pledgors to continue to perform their obligations under this Agreement;
7.1.9	Adverse changes in properties owned by Pledgor, which causes Pledgee to believe that Pledgors’ ability to perform their obligations under this Agreement has been affected;
7.1.10	The successor or custodian of Party C is capable of only partially performing or refuses to perform the payment obligations under the Exclusive Business Cooperation Agreement; and
7.1.11

Any other circumstances occur where Pledgee is or may become unable to exercise its right with respect to the Pledge, including without limitation the death of Pledgors or Pledgors becoming incapacitated.

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7.2

Upon knowledge or discovery of the occurrence of any circumstances or event that may lead to the aforementioned circumstances described in Article 7.1, Pledgors shall immediately notify Pledgee in writing accordingly.

7.3

Unless an Event of Default set forth in this Article 7.1 has been successfully resolved to Pledgee’s satisfaction within thirty (30) days of the Pledgee’s notice, Pledgee may issue a Notice of Default to Pledgors in writing upon the occurrence of the Event of Default or at any time thereafter and demand that Pledgors immediately pay all outstanding payments due and payable and all other payments due and payable to Pledgee under the Control Agreements, and/or repays loans and/or disposes of the Pledge in accordance with the provisions of Article 8 of this Agreement.

8.	Exercise of Pledge

8.1	Without Pledgee’s written consent, Pledgors shall not assign the Equity in Party C.

8.2	Pledgee may issue a Notice of Default to Pledgors when exercising the Pledge.

8.3

Subject to the provisions of Article 7.3, Pledgee may exercise the right to enforce the Pledge concurrently with or at any time after the issuance of the Notice of Default in accordance with Article 7.2. Once Pledgee elects to enforce the Pledge, Pledgors shall cease to be entitled to any rights or interests associated with the Equity.

8.4

In the event of default, Pledgee is entitled to dispose of the equity pledged hereunder to the extent permitted and in accordance with applicable laws; if, after satisfying all Secured Obligations, there is any balance in the monies collected by Pledgee by enforcing the Pledge, then such balance shall be, without interest, paid to Pledgors or other parties entitled to receive such balance.

8.5

When Pledgee disposes of the Pledge in accordance with this Agreement, Pledgors and Party C shall provide necessary assistance to enable Pledgee to enforce the Pledge in accordance with this Agreement.

8.6	Unless otherwise provided by law, all actual expenses, taxes, charges and all legal fees relating to the establishment and realization of the Pledge shall be borne by Pledgor.

9.	Assignment

9.1	Without Pledgee’s prior written consent, Pledgors shall not have the right to assign or delegate their rights and obligations under this Agreement.

9.2	This Agreement shall be binding on Pledgors and their successors and permitted assigns, and shall be valid with respect to Pledgee and each of its successors and assigns.

9.3

At any time, Pledgee or the Cayman Company may assign any and all of its rights and obligations under the Exclusive Business Cooperation Agreement to its designee(s) (natural/legal persons), in which case the assigns shall have the rights and obligations of Pledgee under this Agreement, as if it were the original party to this Agreement. When Pledgee or the Cayman Company assigns its rights and obligations under the Exclusive Business Cooperation Agreement, upon Pledgee’s request, Pledgors shall execute relevant agreements or other documents relating to such assignment.

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9.4

In the event of a change in Pledgee due to an assignment, Pledgors shall, at the request of Pledgee, execute a new pledge agreement with the new pledgee on the same terms and conditions as this Agreement.

9.5

Pledgors shall strictly abide by the provisions of this Agreement and other contracts jointly or separately executed by any of the Parties, including the Exclusive Call Option Agreement and the Power of Attorneys granted to Pledgee, perform the obligations hereunder and thereunder, and refrain from any action/omission that may affect the effectiveness and enforceability thereof. Any remaining rights of Pledgors with respect to the equity pledged hereunder shall not be exercised by Pledgors unless in accordance with the written instructions of Pledgee.

10.	Termination

Upon the full performance and payment of the consulting and service fees under the Exclusive Business Cooperation Agreement and upon termination of Party C’s obligations under other Control Agreements, this Agreement shall be terminated, and Pledgee shall then cancel or terminate this Agreement as soon as reasonably practicable.

Unless otherwise required by law, Pledgors or Party C may not terminate or rescind this Agreement under any circumstances.

11.	Handling Fees and Other Expenses

All fees and out-of-pocket expenses relating to this Agreement, including without limitation attorney’s fees, costs of production, stamp tax and any other taxes and fees, shall be borne by Party C. If applicable laws require that Pledgee shall bear some related taxes and fees, Pledgors shall cause Party C to fully repay Pledgee the paid taxes and fees.

12.	Confidentiality

The Parties acknowledge that any oral or written information exchanged among them with respect to this Agreement is confidential information. Each Party shall maintain the confidentiality of all such information, and without obtaining the written consent of other Parties, it shall not disclose to any third parties any relevant information, except for: (a) information that is or will be in the public domain (provided that this is not the result of a public disclosure by the receiving Party); (b) information disclosed as required by applicable laws or rules or regulations of any stock exchange; or (c) information required to be disclosed by any Party to its legal counsel or financial advisor regarding the transaction contemplated hereunder, provided that such legal counsel or financial advisor are also bound by confidentiality duties similar to the duties in this Article. Disclosure of any confidential information by any employee or entity engaged by any Party shall be deemed disclosure of such confidential information by such Party, and such Party shall be held liable for breach of this Agreement. This Article shall survive the termination of this Agreement for any reason.

13.	Governing Law and Resolution of Disputes

13.1

The execution, effectiveness, construction, performance, and the resolution of disputes hereunder shall be governed by the formally published and publicly available laws of the PRC. Matters not covered by formally published and publicly available laws of the

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PRC shall be governed by international legal principles and practices.

13.2

In the event of any dispute with respect to the construction and performance of the provisions of this Agreement, the Parties shall negotiate in good faith to resolve the dispute. In the event the Parties fail to reach an agreement on the dispute within 30 days after any Party’s request for resolution of the dispute through negotiations, any Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration, in accordance with its then-effective arbitration rules. The arbitration proceedings shall be conducted in Beijing, and the language used in arbitration shall be Chinese. The arbitral award shall be final and binding on all Parties.

13.3

Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

14.	Notices

14.1

All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission, to the address of such Party set forth below. A confirmation copy of each notice shall also be sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

14.1.1	Notices delivered personally, or sent by courier service or registered mail, postage prepaid, shall be deemed effectively given on the date of delivery or refusal at the address specified for notices.

14.1.2	Notices sent by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission)

14.2	For the purpose of notices, the addresses of the Parties are as follows:

Party A:	Beijing Niudian Information Technology Co., Ltd.
Address:	No. 1 Building, No.195 Huilongguan East Road, Changping District,

Beijing, China.

Attn:	Xueting Xu
Phone:	18611112255

Party B:

Address:	No. 1 Building, No.195 Huilongguan East Road, Changping District,

Beijing, China.

Attn:	Xueting Xu
Phone:	18611112255

Party C:        Beijing Niudian Technology Co., Ltd.

Address:	No. 1 Building, No.195 Huilongguan East Road, Changping District,

EQUITY PLEDGE AGREEMENT

Beijing, China.

Attn:	Xueting Xu
Phone:	18611112255

14.3	Any Party may at any time change its address for notices by a notice delivered to the other Parties in accordance with the terms hereof.

15.	Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

16.	Entire Agreement

Except for the amendments, supplements or changes made in writing after the execution of this Agreement, this Agreement shall constitute the entire agreement reached by and among the Parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and written consultations, representations and contracts reached with respect to the subject matter of this Agreement. Upon being signed by the Parties, this Agreement will supersede the Original Agreements, which will automatically terminate at such time.

17.	Attachments

The attachments set forth herein shall be an integral part of this Agreement.

18.	Effectiveness

18.1

Any amendments, changes and supplements to this Agreement shall be in writing and shall become effective upon completion of the governmental registration procedures (if applicable) after the affixation of the signatures or seals of the Parties.

18.2

This Agreement is made in four (4) copies. Each of Pledgor, Pledgee and Party C shall hold one (1) copy, respectively; and one (1) copy shall be submitted to the Registration Authority. Each copy of this Agreement shall have equal effect.

[The space below is intentionally left blank.]

EQUITY PLEDGE AGREEMENT

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Pledge Agreement as of the date first above written.

Party A: Beijing Niudian Information Technology Co., Ltd. (Company Seal)

By:	/s/ Xueting Xu
Name:	Xueting Xu
Title:	Legal Representative

SIGNATURE PAGE TO EQUITY PLEDGE AGREEMENT

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Pledge Agreement as of the date first above written.

Party B：

By:	/s/ Yi’nan Li
Name:	Yi’nan Li

By:	/s/ Token Yilin Hu
Name:	Token Yilin Hu

By:	/s/ Changlong Sheng
Name:	Changlong Sheng

SIGNATURE PAGE TO EQUITY PLEDGE AGREEMENT

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Pledge Agreement as of the date first above written.

Party C: Beijing Niudian Technology Co., Ltd. (Company Seal)

By:	/s/ Xueting Xu
Name:	Xueting Xu
Title:	Legal Representative

SIGNATURE PAGE TO EQUITY PLEDGE AGREEMENT